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                                                                 Exhibit 10(xxv)


                              EMPLOYMENT AGREEMENT

         This Employment Agreement is entered into as of the ___ day of _________, 1997, by and between Nancy I. Lorenz ("Executive") and Coventry Corporation ("Employer"), a Delaware corporation with its principal place of business at 53 Century Boulevard, Ste 250, Nashville, TN 37214.

                              W I T N E S S E T H:

         WHEREAS, Executive is currently employed by Employer as the Vice President, Government Programs, and Employer and Executive desire to enter into an employment relationship; and

         WHEREAS, Executive and Employer desire to set forth in a written agreement the terms and conditions of such employment.

         NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. Employer currently employs Executive, and Executive hereby agrees to continue her employment as Vice President, Government Programs, of Employer on and after the Effective Date (as defined in Section 3 below) under the terms and conditions hereinafter set forth.

         2. DUTIES. As Vice President, Government Programs, of Employer, Executive shall report to the President and Chief Executive Officer of Employer. Her powers and duties shall continue to be those normally associated with such position or as may be delegated or assigned to Executive by Employer's President and Chief Executive Officer or by the Board of Directors of Employer. During the term of this Agreement, Executive shall also serve without additional compensation in such other offices of the Employer or its subsidiaries or affiliates to which she may be elected or appointed by the Chief Executive Officer of Employer or by the Board of Directors of Employer or its subsidiaries or affiliates, respectively.

         3. EFFECTIVE DATE. This Agreement shall be effective as of the date set forth above (the "Effective Date").

         4. INITIAL TERM. Subject to the terms and conditions set forth herein, Executive shall be employed hereunder for an initial term of one year beginning on the Effective Date. If at the end of the initial term a new employment contract is not executed, the term of this Agreement shall continue on a year-to-year basis in the absence of notice of either party.

         5. BASE COMPENSATION. For all duties rendered by Executive, Employer shall continue to pay Executive a base salary ("Base Salary") of One Hundred Twenty-one Thousand



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Dollars ($121,000), annually, to be reviewed on an annual basis based upon the performance of Executive. The Base Salary shall be paid to Executive in equal bi-weekly or semi-monthly payments in accordance with Employer's normal payroll policies.

         6. ADDITIONAL COMPENSATION. During the period of this Agreement and as a result of employment under this Agreement, Executive shall receive or be eligible for the following additional compensation:

         (a) BONUS COMPENSATION: Executive shall be eligible to participate in the annual incentive bonus programs available to officers of Employer and will be eligible to receive other incentive compensation in accordance therewith as determined on an annual basis by the Compensation and Benefits Committee of the Board of Directors of Employer.

         (b) CAR ALLOWANCE: At the end of the lease term of Executive's current vehicle leased by Employer for Executive's use, Executive shall be entitled to a car allowance of $600.00 per month.

         (c) OTHER BENEFITS: Executive will be eligible for participation in any employee benefit programs available to officers of Employer from time to time as provided in Section 16 below.

         7. EXPENSES. Executive shall be reimbursed for ordinary and necessary business expenses incurred by Executive on behalf of Employer and its subsidiaries or affiliates upon presentation of vouchers in accordance with the usual and customary procedure of Employer in relation to such expense items, except that Employer may elect, at its option, to pay such expense items directly rather than reimburse Executive therefor.

         8. EXTENT OF SERVICE. Executive shall devote substantially all of her working time, attention and energies to the business of the Employer and shall not, during the term of this Agreement, take, directly or indirectly, an active role in any other business activity without the prior written consent of the Employer; but except as provided in Section 14(b), this Section shall not prevent Executive from serving as a director of other entities not affiliated with Employer, from making real estate or other investments of a passive nature or from participating in the activities of a nonprofit charitable organization where such participation does not require a substantial amount of time and does not adversely affect Executive's ability to perform her duties under this Agreement.

         9. TERMINATION OF EMPLOYMENT. Employer may terminate this Agreement with or without cause at any time during the term of this Agreement. If the employment of Executive with Employer is terminated by Employer for any reason other than Good Cause (as defined in Section 25 below), the following provisions will apply:



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         (a) Employer shall during the Severance Period (as defined in
             Section 25 below), continue to pay Executive an amount equal to Executive's Base Salary at the time of termination of employment.

             Such amount will be paid during the Severance Period in monthly or other installments, similar to those being received by Executive at the date of termination of employment, and will commence as soon as practicable following the date of termination of employment.

         (b) During the Severance Period Executive and her spouse and family will continue to be covered by all Welfare Plans (as defined in Section 25 below), maintained by Employer in which she or her spouse or family were participating immediately prior to the date of her termination as if she continued to be an employee of Employer; provided that, if participation in any one or more of such Welfare Plans is not possible under the terms thereof, Employer will provide substantially identical benefits to the extent possible. If, however, Executive obtains employment with another employer during the Severance Period, such coverage shall be provided until the earlier of: (i) the end of the Severance Period or (ii) the date on which the Executive and her spouse and family can be covered under the plans of a new employer without being excluded from full coverage because of any actual pre-existing condition.

         (c) Executive shall not be entitled to payments during the Severance Period attributable to compensation for vacation periods she would have earned had her employment continued during the Severance Period or to unused vacation periods accrued as of the date of termination of employment.

         (d) During the Severance Period Executive shall not be entitled to reimbursement for fringe benefits such as car allowance, dues and expenses related to club memberships, and expenses for professional services.

         Compensation under Sections 9(a) and (b) hereof is contingent upon Executive's compliance with Section 14 hereof.

         10. TERMINATION BY EXECUTIVE. Executive may terminate her employment hereunder at any time upon sixty (60) days prior written notice. Upon such termination by Executive, the Employer shall pay the Executive only her Base Salary due through the date on which her employment is terminated at the rate in effect at the time of notice of termination. The Employer shall then have no further obligation to Executive under this Agreement, except for the payout of benefits accrued under any Employee Benefit Plans or other employee benefits.

         11. TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL. In the event Executive's employment is terminated at any time within two years following the occurrence of a



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Change in Control as set forth in that certain Change in Control Agreement (as defined in Section 25 below), then this Agreement shall become null and void and the terms and conditions of the Change in Control Agreement shall control.

         12. SETOFF.

         (a) With respect to Section 9, payments or benefits payable to or with respect to Executive or her spouse pursuant to this Agreement shall be reduced by the amount of any claim of Employer against Executive or her spouse or any debt or obligation of Executive or her spouse owing to Employer.

         (b) With respect to Section 9, payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive may earn or receive from employment with another employer, except as expressly provided in Section 9(b).

         13. DEATH. If Executive dies during the Severance Period:

         (a) All amounts payable hereunder to Executive shall, during the remainder of the Severance Period, be paid to her surviving spouse. On the death of the survivor of Executive and her spouse, no further benefits will be paid under the Agreement.

         (b) The spouse and family of Executive shall, during the remainder of the Severance Period, be covered under all Welfare Plans made available by Employer to Executive or her spouse immediately prior to the date of her death to the extent possible.

         Any benefits payable under this Section 13 are in addition to any other benefit due to Executive or her spouse or beneficiaries from Employer, including, but not limited to, payments under any Incentive Plans.

         14. RESTRICTIVE COVENANTS.

         (a) Confidential Information. Executive agrees not to disclose, either during the time she is employed by the Employer or following termination of her employment hereunder, to any person (other than a person to whom disclosure is necessary in connection with the performance of her duties as an employee of Employer or to any person specifically authorized by the Board of Directors of Employer) any material confidential information concerning the Employer or any of its Affiliates, including, but not limited to, strategic plans, customer lists, contract terms, financial costs, pricing terms, sales data or business opportunities whether for existing, new or developing businesses.



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         (b)      Non-Competition. During the term of employment provided
                  hereunder and for a period of one year after termination of employment, Executive will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which is in competition with any business conducted by the Employer or any Affiliate of Employer in any state in which the Employer or any Affiliate of Employer is conducting business on the date of termination or expiration of this Agreement, provided that ownership of 5% or less of the voting stock of any public corporation shall not constitute a violation hereof. Notwithstanding the foregoing, Executive may enter into competition with Employer or any Affiliate of Employer without being in violation of this Agreement; provided, however, in any such event, Executive shall forfeit all rights to payments and other benefits under Section 9, above.

         (c) Non-Solicitation. During the term of employment provided for hereunder and for a period of one year after termination of employment, Executive will not (i) directly or indirectly solicit business which could reasonably be expected to conflict with the interest of Employer or any Affiliate of Employer from any entity, organization or person which has contracted with the Employer or any Affiliate of Employer, which has been doing business with the Employer or any Affiliate of Employer, from which the Employer or any Affiliate of Employer was soliciting business at the time of the termination of employment or from which Executive knew or had reason to know that Employer or any Affiliate of Employer was going to solicit business at the time of termination of employment, or (ii) employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any employee of the Employer or any Affiliate of Employer.

         (d) Consultation. Executive shall, at the Employer's written request, for a period of one year after termination of employment, cooperate with the Employer in concluding any matters in which Executive was involved during the term of her employment and will make herself available for consultation with the Employer on other matters otherwise of interest to the Employer. The Employer agrees that such requests shall be reasonable in number and will consider Executive's time required for other employment and/or employment search.

         (e) Enforcement. Executive and the Employer acknowledge and agree that any of the covenants contained in this Section 14 may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude the Employer from other remedies which may be available to it.



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         (f) Continuing Obligation. Notwithstanding any provision to the contrary or otherwise contained in this Agreement, the agreement and covenants contained in this Section 14 shall not terminate upon Executive's termination of her employment with the Employer or upon the termination of this Agreement under any other provision of this Agreement.

         15. VACATION. During each year of this Agreement, Executive shall be entitled to four (4) weeks paid vacation.

         16. HEALTH AND WELFARE BENEFITS; PROFIT-SHARING PLANS. In addition to the benefits specifically provided for herein, Executive and her family shall be entitled to participate in all health and welfare benefit plans maintained by the Employer for executive or managerial employees generally according to the terms of such plans, including Executive Long Term Disability coverage (which is an individual medically underwritten policy and subject to a physical examination for eligibility). Executive shall be entitled to participate in any profit-sharing, retirement or similar plans established by Employer in which executive or managerial employees of Employer participate, including any such plan intended to comply with Section 401(k) of the Internal Revenue Code of 1986, as amended, and any such plan providing supplemental executive retirement benefits.

         17. EXECUTIVE ASSIGNMENT. No interest of Executive or her spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or her spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

         18. BENEFITS UNFUNDED. All rights of Executive and her spouse or other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Executive nor her spouse or other beneficiary shall have any interest in or rights against any specific assets of Employer, and Executive and her spouse or other beneficiary shall have only the rights of a general unsecured creditor of Employer.

         19. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to her residence in the case of Executive, or to its principal office in the case of the Employer and the date of receipt shall be deemed the date which such notice has been provided.

         20. WAIVER OF BREACH. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.



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         21. ASSIGNMENT. The rights and obligations of the Employer under this
Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. The Executive acknowledges that the services to be rendered by her are unique and personal, and Executive may not assign any of her rights or delegate any of her duties or obligations under this Agreement.

         22. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         23. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Tennessee, without giving effect to the principles of conflicts of law thereof.

         24. HEADINGS. The sections, subjects and headings of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         25. DEFINITIONS. For purposes of this Agreement:

         (a) "Affiliate" shall have the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended.

         (b) "Change in Control Agreement" shall mean that certain Agreement (for Key Executives) dated September 12, 1995, between Employer and Executive, a copy of which is attached hereto as Exhibit "A".

         (c) "Good Cause" shall be deemed to exist if, and only if:

             (i) Executive engages in material acts or omissions constituting dishonesty, breach of fiduciary obligation or intentional wrongdoing, malfeasance or non-compliance with written directives approved by the Chief Executive Officer of Employer or the Board of Directors of Employer, which are demonstrably injurious to Employer; or

             (ii) Executive is convicted of a violation involving fraud or dishonesty; or

             (iii)    Executive's unexcused failure to report to work for
                           twenty (20) consecutive days; or



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             (iv)     Executive materially breaches this Agreement (other
                      than by engaging in acts or omissions enumerated in paragraphs (i), (ii) and (iii) above), or materially fails to satisfy the conditions and requirements of her employment with Employer, and such breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than 30 days following receipt by Executive of written notice from Employer specifying the nature of the breach or failure and demanding the cure thereof. For purposes of this paragraph (iv), inattention by Executive to her duties shall be deemed a breach or failure of cure.

             Without limiting the generality of the foregoing, if Executive acted in good faith and in a manner she reasonably believed to be in, and not opposed to, the best interest of Employer and had no reasonable cause to believe her conduct was unlawful in connection with any action taken by Executive in connection with her duties, it shall not constitute Good Cause.

         (d) "Severance Period" shall mean the period beginning on the date the Executive's employment with Employer terminates without Good Cause under circumstances described in Section 9 and ending on the date that is 12 months thereafter.

         (e) "Welfare Plans" shall mean any health and dental plan, disability plan, survivor income plan and life insurance plan or arrangement currently or hereafter made available by Employer in which Executive is eligible to participate.

         26. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original.

         27. SEVERABILITY. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby. In the event that Section 14(b) is determined by a court of competent jurisdiction to be invalid due to overbreadth, such Section 14(b) shall be constructed as narrowly as necessary to be enforceable.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

                                        -------------------------------------
                                        Nancy I. Lorenz

                                        COVENTRY CORPORATION

                                    By:
                                        -------------------------------------
                                        Allen F. Wise
                                        President and Chief Executive Officer




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